Exhibit 99-1

[COBRA LOGO APPEARS HERE]

FOR IMMEDIATE RELEASE

Investor Contact:	Michael Smith
Senior Vice President and CFO
Cobra Electronics Corporation
773-804-6281
msmith@cobra.com

Media Contact:	Allan Jordan
Golin/Harris
212-697-9191
ajordan@golinharris.com

COBRA ELECTRONICS REPORTS FIRST QUARTER RESULTS

CHICAGO, IL—APRIL 29, 2003—Cobra Electronics Corporation (Nasdaq: COBR), a leading global manufacturer of mobile communications products, today announced results for its first quarter ended March 31, 2003.

For the quarter, Cobra reported net sales of $20.6 million, a slight decrease compared to $21.0 million one year ago. The company reported a net loss of $453,000, or $0.07 per diluted share, compared to a net loss of $236,000, or $0.04 per diluted share, one year ago. Gross margin for the first quarter increased to 24.9 percent from 22.6 percent in the first quarter of 2002.

“Despite a continued difficult retail environment, we very nearly matched last year’s first quarter sales results,” said Jim Bazet, Cobra’s President and Chief Executive Officer. “As we projected last quarter, our first quarter sales were restricted by retailers’ reluctance to build inventories in an uncertain economic climate. In addition, we chose not to do business with two accounts that represented significant sales one year ago. Encouragingly, our European two-way radio sales were 24% ahead of year-ago levels, while other International sales grew by over 35%. Further, our Harley-Davidson® Limited Edition Citizens Band radio was a huge success, as it was completely sold out before we received our first shipment from the factory.”

“We are also encouraged by our second consecutive quarter of year-over-year growth in gross margin,” said Bazet. “Improved inventory management as we transition from old models to new models allowed us to increase our margins in every one of our major categories.” Offsetting this gross margin increase was a $737,000 increase in selling, general and administrative expenses versus the first quarter of 2002. The main contributor to this increase was the fact that the company recorded a $420,000 benefit in the first quarter of 2002 by reducing its bad debt reserve, which did not repeat in 2003. “When we expanded our use of credit insurance in response to a deteriorating economic outlook in early 2002, it allowed us to significantly reduce our bad debt reserve due to our reduced collection risk on customer accounts, which resulted in a one-time gain. Cobra continues to use credit insurance prudently, but the impact on the bad debt reserve experienced in the prior year was a unique event,” noted Bazet. Also contributing to an increase in SG&A expenses was higher product design expense and investments in Global Positioning System (GPS) engineering resources as well as higher costs for the company’s growing European operations.

“While we remain sensitive to short-term performance goals,” said Bazet, “we are continuing to invest in outstanding medium and long-term growth opportunities.” Bazet pointed out that the company’s first hand-held GPS model is currently in production and will begin shipping within two weeks and that a second model is scheduled to debut approximately two months later. “The ramp-up process will be slow to ensure quality control, which will limit the financial impact of these products in 2003,” said Bazet. “However, we remain very optimistic regarding Cobra’s future in this category.” He also noted that two new radar detector models and over a dozen new GMRS two-way radio models will begin shipping during the second quarter.

Cobra maintained its strong balance sheet position during the first quarter. The company had no interest-bearing debt as of March 31, 2003. Further, inventory controls resulted in a reduction of inventories to $18.0 million as of March 31, 2003 from $22.9 million one year earlier. Accounts receivable as of March 31, 2003 were $18.6 million, a reduction of $2.0 million from one year earlier, as a result of increased collections activity. Net book value per share on March 31, 2003 increased to $8.70 from $8.48 one year ago.

Mr. Bazet also provided the company’s outlook for the second quarter and the remainder of the year. “As our customer composition continues to shift away from distributors and toward direct retail accounts, we are seeing a continued shift in our sales seasonality from the first half to the second half of the year. Because of this, as well as the currently weak economic environment, we expect second quarter sales and net income to be down slightly from one year ago. For the full year, we anticipate that sales will be flat to down slightly, but that net income will significantly exceed 2002 levels.”

Cobra will be conducting a conference call on April 29, 2003 at 11:00 a.m. EDT to discuss the first quarter results as well as its current strategies and outlook. The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics Corporation (Nasdaq: COBR) is a leading global manufacturer of mobile communications products for consumers, having attained a leadership position in every market in which it currently does business. The FRS/GMRS (Family Radio Service/General Mobile Radio Service) market is one of the largest categories of mobile communications, and Cobra is a leading provider in the U.S., Canada and Europe. In addition, 2003 marks Cobra’s entry into the GPS (Global Positioning System) market with the development of another innovative mobile communications product line. Cobra, ranked among Forbes’ 200 Best Small Companies for two of the past three years, has a track record of designing innovative and award-winning products. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Safe Harbor

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties. Actual results may differ materially from these expectations. Please refer to the Company’s filings with the Securities and Exchange Commission for a more detailed discussion of factors that may affect the Company’s performance.

Condensed Consolidated Statements of Income

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended
	March 31, 2003	March 31, 2002
Net sales	$20,554	$21,042
Cost of sales	15,440	16,281

Gross profit	5,114	4,761
Selling, general and administrative expenses	5,810	5,073

Operating loss	(696)	(312)
Other income (expense):
Interest expense	(30)	(92)
Other, net	(33)	12

Loss before taxes	(759)	(392)
Tax benefit	(306)	(156)

Net loss	$(453)	$(236)

Net loss per common share:
Basic	$(0.07)	$(0.04)
Diluted	$(0.07)	$(0.04)

Weighted average shares outstanding:
Basic	6,420	6,315
Diluted	6,479	6,460

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	March 31, 2003	December 31, 2002	March 31, 2002
ASSETS:
Current assets:
Cash	$6,851	$2,829	$640
Accounts receivable, net	18,577	24,784	20,560
Inventories	17,976	20,956	22,934
Other current assets	10,855	10,420	11,101

Total current assets	54,259	58,989	55,235
Net property, plant and equipment	6,836	7,420	7,837
Total other assets	10,134	8,773	7,168

Total assets	$71,229	$75,182	$70,240

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$3,621	$4,292	$3,346
Accrued liabilities	4,117	7,153	5,197

Total current liabilities	7,738	11,445	8,543

Non-current liabilities:
Deferred taxes	3,673	3,673	4,385
Deferred compensation	3,981	3,785	3,445
Long-term debt	0	0	20

Total non-current liabilities	7,654	7,458	7,850

Total shareholders’ equity	55,837	56,279	53,847

Total liabilities and shareholders’ equity	$71,229	$75,182	$70,240

CONTACT:

Cobra Electronics Corporation

Michael Smith, 773/804-6281

msmith@cobra.com

                    or

Golin/Harris International

Allan Jordan, 212/697-9191

ajordan@golinharris.com

SOURCE:    Cobra Electronics Corporation